Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Ralph Finkenbrink	NASDAQ: NICK
		Sr. Vice President, CFO	Web site: www.nicholasfinancial.com
Nicholas Financial, Inc.		Ph # - 727-726-0763
Corporate Headquarters

2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial, Inc.

Declares Special Cash Dividend of $2.00

Clearwater, Florida, - December 11, 2012: Nicholas Financial, Inc. Nasdaq: NICK announced today that its Board of Directors has declared a special cash dividend of $2.00 per share on its common stock to be paid on December 28, 2012 to shareholders of record as of December 21, 2012.

Peter L. Vosotas, Chairman and CEO noted, “Today’s announcement of a $2.00 special cash dividend, to be paid before the end of the calendar year, is our effort to return capital to our shareholders in the most tax efficient manner as possible. Our strong balance sheet and favorable access to the credit markets allow us to provide shareholders with this dividend while maintaining our conservative capital structure. The payment is in addition to our $0.12 cent quarterly dividend paid on December 6. Based on the decision to pay this special dividend, the company may elect to forego future dividends.

The Company will continue expanding by adding additional branch locations nationwide and added its 64th full service branch this month in Troy, Michigan, a suburb of Detroit.

Nicholas Financial, Inc is one of the largest publically traded specialty consumer finance companies in North America. The Company operates branch locations in both the Southeastern and the Midwestern states. The Company has approximately 12,200,000 shares of common stock outstanding. For an index of Nicholas Financial’s news releases and public filings please visit our web site at www.nicholasfinancial.com

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including competitive factors, the management of growth, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2012. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

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